UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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SUPPLEMENT TO GOOD TIMES RESTAURANTS INC.’S PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD FEBRUARY 9, 2021

On December 18, 2020 (the “Proxy Distribution Date”), Good Times Restaurants Inc. (the “Proxy Distribution Date”), filed with the Securities and Exchange Commission, or the SEC, a proxy statement on Schedule 14A (the “Proxy Statement”) in connection with the Annual Meeting of Shareholders (“Annual Meeting”) of the Company to be held on February 9, 2021 at 9:00 a.m., Mountain Time. The Annual Meeting will be a virtual-only meeting via live webcast on the Internet at http://www.virtualshareholdermeeting.com/GTIM2021.

The following disclosures should be reviewed in conjunction with the disclosures contained in the Proxy Statement, which should be carefully read in its entirety. To the extent that information set forth herein differs from or updates information contained in the Proxy Statement, the information herein supersedes the information contained in the Proxy Statement.

Since the filing of the Proxy Statement, the Company discovered it had inadvertently omitted two disclosures required by Item 10 of Schedule 14A pertaining to Proposal 2 in the Proxy Statement: to consider and approve an amendment (the “Amendment”) to the Company’s 2018 Omnibus Equity Incentive Plan (the “Plan”) to increase the number of shares of the Company’s common stock available for issuance thereunder from 750,000 shares to a total of 900,000 shares.

•	As of December 17, 2020, the last trading day prior to the Company’s filing of the Proxy Statement, the fair market value of a share of our common stock was $2.28. As of January 22, 2021, the last trading day prior to the Company’s filing of this proxy supplement, the fair market value of a share of our common stock was $2.9027.

•	The actual number of individuals who will receive future awards under the Plan cannot be determined in advance because the Compensation Committee has discretion to select the participants. Nevertheless, as of the fiscal year ended September 29, 2020 (“Fiscal Year 2020”), three executive officers, four non-employee directors, approximately 2,315 other employees and no consultants were eligible to participate in the Plan. In Fiscal Year 2020, no executive officers, two non-employee directors, four other employees and no consultants received awards under the Plan. Directors, officers, and employees of the Company and its subsidiaries may be considered to have an interest in the Plan because they may receive awards under it. As set forth in the Proxy Statement, the basis of participation of Plan participants in the Plan will be in accordance with their status as a member of one of the above classes, subject to determination by the Compensation Committee of which participants will receive grants and the nature, size and terms of such grants, in its sole discretion based on such criteria as it deems appropriate.

Further, the first sentence under the heading “Summary of 2018 Plan Features—Stock Subject to 2018 Plan” in the Proxy Statement should have stated that the total number of shares of common stock reserved under the Plan is 900,000 (rather than 750,000) as 900,000 is the total number of shares of common stock to be reserved under the Pan if the Amendment is approved.

The Company believes that the omission of the additional information provided above from the Proxy Statement was not a material omission, in light of the relevant circumstances and other available information, including the Company’s Form 10-K provided to shareholders concurrently with the Proxy Statement, but is providing the supplemental disclosures to correct the errors. Nothing in this supplement shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the supplemental disclosures set forth herein.

In addition, subsequent to the Proxy Distribution Date, the Company entered into a Second Amended and Restated Employment Agreement (the “Amended and Restated Employment Agreement”) with Ryan Zink, the Company’s Chief Executive Officer, as described in the Company’s Form 8-K (the “Form 8-K”) filed with the SEC on December 28, 2020 and in the Amended and Restated Employment Agreement which is filed as an Exhibit 10.1 to the Form 8-K and is incorporated by reference therein. Pursuant to the Amended and Restated Employment Agreement, among other revised compensation terms, Mr. Zink received the following equity incentive grants under the Plan: (i) a grant of 90,000 stock options (with a strike price of $2.33, a $4 vesting price and a seven year term); and (ii) 10,000 performance shares (with a $4 vesting price and a seven year term). Mr. Zink is also entitled to receive, on or before September 29, 2021, an additional grant of 80,000 stock options (with a strike price at fair market value on the date of the grant, a $6 vesting price and a seven year term). In respect of the foregoing grants, vesting shall occur if the Company’s shares’ volume weighted average price (VWAP) over the trailing sixty (60) calendar days exceeds the relevant vesting price.

If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to the Proxy Statement for instructions on how to do so.